UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2010 (November 9, 2009)

HONG KONG WINALITE GROUP, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-83375	87-0575571

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1204-06, 12/F
Wai Fung Plaza, 664 Nathan Road,
Mongkok, Kowloon, Hong Kong

(Address of principal executive offices, Zip Code)

(852) 2388-3928
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Master Purchase and Supply Agreement

On October 31, 2009, The Hong Kong Winalite Group Limited, a Hong Kong company (“Winalite”), a wholly-owned subsidiary of Hong Kong Winalite Group, Inc. (the “Company”), entered into a Master Purchase and Supply Agreement (the “MPSA”) with Shen Zhen Xian Sheng Science and Technology Development Co., Ltd. (the “Manufacturer”).  Pursuant to the MPSA, Winalite will purchase certain products from the Manufacturer, including sanitary pads and pantiliners, as described in the MPSA (the “Products”), on an open account basis pursuant to separate purchase orders (the “Purchase Orders”) and will resell the Products to certain distributors as more particularly described below.

The prices for the Products are set by the MPSA and may only be changed by written agreement of the parties. Pursuant to the MPSA, payment terms will be ninety (90) days net upon invoice by the Manufacturer, unless otherwise specified in the applicable Purchase Order. The form and content of the Purchase Orders, including any terms and conditions appearing on or attached to the Purchase Orders, will be determined in the sole discretion of Winalite; provided, however, that the Manufacturer will have five (5) days from receipt of any Purchase Order to object in writing to any change to the commercial terms thereof.  The minimum agreed period between Winalite’s delivery of a Purchase Order and the scheduled delivery date will be no less than thirty (30) days unless a longer period is stated in the Purchase Order or a shorter period is agreed to in writing between the parties.  If the Manufacturer is more than fifteen (15) days late in meeting a scheduled delivery date, then Winalite may require that the Manufacturer ship the Products via a premium means at the Manufacturer’s expense.

With the exception of the People's Republic of China market, the Manufacturer has agreed to supply exclusively to Winalite and, unless approved in advance in writing by Winalite, has agreed not to manufacture or sell the Products, any functionally equivalent products, or any products employing or incorporating any patented or proprietary technology used in the production of the Products to any other person.

Pursuant to the MPSA, the Manufacturer transferred to Winalite all right, title and interest it may have in and to the word “Winalite,” including without limitation any trademark, trade name, or copyright to that word and any representation or design incorporating that word (collectively, the “Winalite Brand”) and Winalite granted to the Manufacturer during the term of the MPSA a royalty-free license to use the Winalite Brand only in connection with the manufacturing and sale to Winalite of the Products.  Furthermore, the Manufacturer also granted to Winalite a world-wide, royalty-free license during the term of the MPSA to use any patents, copyrights, trademarks, trade names or other intellectual property which is owned or to which Manufacturer has rights, solely for the purposes of marketing, selling and distributing the Products.

The MPSA has an indefinite term but may be terminated upon six months’ notice by either party or upon specified events, such as the insolvency of either party.

The foregoing description of the MPSA is not complete and is subject to and qualified in its entirety by reference to the MPSA, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2009, Mr. Jian Quan Li, the Chief Financial Officer of Hong Kong Winalite Group, Inc. (the “Company”) resigned from his position as the Chief Financial Officer of the Company for personal reasons.  Also on November 9, 2009, the Company’s Board of Directors appointed Mr. Ge Wen to serve as Director and Chief Financial Officer, effective on the date thereof.

Mr. Wen, age 42, has 20 years of financial management experience, especially in financial management, enterprise planning, company strategy setting, and fund procurement and use.  Mr. Wen also has a background in auditing, risk control and financial accounting.  Before joining the Company, Mr. Wen served as the financial director of Global Finance Center and the secretary of the Board of Directors of the Tiens Group USA Inc. from June 2007 to November 2009.  From April 2006 to May 2007, Mr. Wen was the Director of Accounting and Planning in the Shanghai region for China Vanke Company Limited, a large real estate development company in China.  From March 2000 to April 2006, Mr. Wen was financial controller of TD Asset Management Inc., an investment management firm.  Mr. Wen also worked from November 1990 to July 1993 as the accounting manager in the Commercial Bank of Hong Kong and as a manager in Deloitte Touche Tohmatsu’s Shenzhen office from September 1993 to October 1996.  Mr. Wen obtained a Bachelor’s degree in Accounting from Jiangxi Financial University and a Master of Science in Accounting from the University of St. Thomas in the United States.  Mr. Wen is a certified public accountant in China.

Mr. Wen’s monthly salary will be HKD15,000.  Following confirmation of Mr. Wen’s employment after a one-month probationary period, Mr. Wen’s employment with the Company may be terminated with one month’s prior written notice.  Mr. Wen has agreed not to engage in the conduct of any business other than the Company’s business without the Company’s prior written consent.  In addition, Mr. Wen has agreed not to: (i) associate in the business of the Company’s distributors; (ii) hold multi-level marketing distributorship with the Company; or (iii) act as an advisor for any other multi-level marketing companies.  A copy of Mr. Wen’s agreement with the Company is attached hereto, and incorporated by reference into this Current Report on Form 8-K as Exhibit 10.2.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit
Number	Exhibit Description

10.1	Master Purchase and Supply Agreement, dated as of October 31, 2009, between The Hong Kong Winalite Group Limited and Shen Zhen Xian Sheng Science and Technology Development Co., Ltd.

10.2	Employment Agreement, dated November 9, 2009, between the Company and Ge Wen.

SIGNATURES

                      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HONG KONG WINALITE GROUP, INC.

By: /s/ Jingjun Hu
Date: February 24, 2010	Name: Jingjun Hu
Title: Chairman